Exhibit 99.1
NEWS RELEASE

FOR RELEASE: IMMEDIATE

GATX ANNOUNCES LEADERSHIP CHANGES AT GATX RAIL INTERNATIONAL

CHICAGO, IL, October 30, 2017 - GATX Corporation (NYSE:GATX) today announced that James F. Earl, executive vice president of GATX and president, Rail International, has elected to retire effective March 1, 2018. N. Gokce Tezel, currently vice president of GATX and senior vice president of business development, Rail International, will assume leadership of Rail International following Mr. Earl’s retirement.
Brian A. Kenney, chairman and chief executive officer of GATX, stated “We thank Jim for his leadership and valuable contributions to GATX for the past 30 years. During his tenure, Jim has been integral to our growth and helped solidify our leadership positions in both North American and International Rail. He is well-known and highly respected throughout the rail industry. We wish him well in his retirement.”
On the promotion of Mr. Tezel, Mr. Kenney stated, “Gokce Tezel is well-positioned to lead Rail International. In recent years he has worked closely with Jim, and among his many accomplishments, Gokce established our leasing operations in India and Russia. Gokce’s experience, drive and creativity make him the ideal leader to accelerate our profitable growth internationally.”
Mr. Tezel was appointed vice president of GATX and senior vice president, Rail International in 2015, leading GATX’s business development efforts outside of North America. Prior to that, he held a variety of positions at GATX focusing on emerging markets, strategic growth and product development. Mr. Tezel joined GATX in December 2000 as an associate director of corporate finance. He earned his Bachelor of Science in Industrial Engineering from the Marmara University in Istanbul and his M.B.A. from the University of South Florida.

COMPANY DESCRIPTION
GATX Corporation (NYSE:GATX) strives to be recognized as the finest railcar leasing company in the world by its customers, its shareholders, its employees and the communities where it operates. As the leading global railcar lessor, GATX has been providing quality railcars and services to its customers for more than 118 years. GATX has been headquartered in Chicago, Illinois, since its founding in 1898. For more information, please visit the Company's website at www.gatx.com.

FOR FURTHER INFORMATION CONTACT:
Jennifer McManus
Director, Investor Relations
GATX Corporation
312-621-6409
Jennifer.mcmanus@gatx.com

Investor, corporate, financial, historical financial, and news release information may be found at www.gatx.com.

(10/30/17)